                                                                      EXHIBIT 11

                 TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
             EARNINGS PER COMMON AND DILUTIVE POTENTIAL COMMON SHARE


                                                                      For Three Months Ended
                                                                      ----------------------
                                                                       Mar. 31       Mar. 31
                                                                         1999         1998
                                                                      --------      --------

Net income (in millions)............................................. $    244      $     11
                                                                      ========      ========

Diluted earnings per common and dilutive potential common share:
Weighted average common shares outstanding (in thousands)............  391,798       390,019
   Weighted average dilutive potential common shares:
     Stock option and compensation plans.............................   12,454         9,961
                                                                      --------      --------

Weighted average common and dilutive potential common shares.........  404,252       399,980
                                                                      ========      ========

Diluted earnings per common share.................................... $   0.60      $   0.03
                                                                      ========      ========

Basic Earnings Per Common Share:
Weighted average common shares outstanding (in thousands)............  391,798       390,019
                                                                      ========      ========

Basic earnings per common share...................................... $   0.62      $   0.03
                                                                      ========      ========